Atari, Inc. Reports Fiscal 2008 Fourth Quarter and Year-End Results
NEW YORK, June 13, 2008 — Atari, Inc. (OTC Pink Sheets: ATAR), an interactive entertainment company, announced today results for its fourth quarter of fiscal 2008 and its March 31, 2008 year-end.
Net revenue for the fourth quarter ended March 31, 2008, was $15.3 million versus $26.9 million in the comparable year-earlier period. Publishing net revenue was $13.5 million, versus $25.8 million in the prior year, while distribution revenue was $1.8 million, versus $1.1 million in the comparable year-earlier period.
Net loss for the fourth quarter ended March 31, 2008 was $3.7 million, or $0.27 loss per share, compared to net loss of $61.7 million, or $4.58 loss per share, in the year-earlier period. Without restructuring charges, the net loss for the fourth quarter ended March 31, 2008 would have been a loss of $1.8 million or $0.13 loss per share.
Net revenue for the year-ended March 31, 2008, was $80.1 million versus $122.3 million in the comparable year-earlier period. Publishing net revenue was $69.8 million, versus $104.7 million in the prior year, while distribution revenue was $10.3 million, versus $17.6 million in the comparable year-earlier period.
Net loss for the year-ended March 31, 2008 was $23.6 million, or $1.75 loss per share, compared to net loss of $69.7 million, or $5.17 loss per share, for fiscal 2007. Without restructuring charges, the net loss for the year-ended March 31, 2008 would have been a loss of $17.1 million or $1.27 loss per share.
Atari, Inc. will not be holding a conference call for the fourth quarter and year ended March 31, 2008. The Company expects to file its Annual Report on Form 10-K for the year-end March 31, 2008 before the June 29, 2008 deadline. Financial statements and accompanying footnotes will be contained in the Annual Report on Form 10-K for the year-end March 31, 2008 and can be obtained on-line at http://www.atari.com once filed.
About Atari, Inc.
New York-based Atari, Inc. (OTC Pink Sheets: ATAR) publishes and distributes interactive entertainment software in the U.S. The 1,000+ titles that are published and distributed by the Company include hard-core, genre-defining franchises such as Test Drive(R); and mass-market and children’s franchises such as Dragon Ball Z(R). Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext — ISIN: FR- 0010478248), an interactive games publisher in Europe. For more information, visit http://www.atari.com.
Safe Harbor Statement
With the exception of the historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause actual occurrences to differ materially from those anticipated. These statements are based on management’s current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements.
The Company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.
(tables to follow)

ATARI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	Fourth Quarter	Fourth Quarter
	Ended	Ended	Year Ended	Year Ended
	March 31,	March 31,	March 31,	March 31,
	2007	2008	2007	2008

Net revenues	$26,946	$15,287	$122,285	$80,131
Costs, expenses, and income:
Cost of goods sold	16,333	6,803	72,629	40,989
Research and product development expenses	10,087	1,175	30,077	13,599
Selling and distribution expenses	4,501	3,529	25,296	19,411
General and administrative expenses	5,471	3,778	21,788	17,672
Restructuring expenses	150	1,819	709	6,541
Impairment of goodwill	54,129	—	54,129	—
Gain on sale of intellectual property	—	—	(9,000)	—
Gain on sale of development studio assets	—	—	(885)	—
Atari trademark license expense	554	554	2,218	2,218
Depreciation and amortization	740	365	2,968	1,563

Total costs, expenses, and income	91,965	18,023	199,929	101,993

Operating (loss)	(65,019)	(2,736)	(77,644)	(21,862)
Interest income (expense), net	115	(597)	301	(1,452)
Other income	19	19	77	53

(Loss) before (benefit from) provision for income taxes	(64,885)	(3,314)	(77,266)	(23,261)
(Benefit from) provision for income taxes	(6,453)	73	(10,680)	73

(Loss) from continuing operations	(58,432)	(3,387)	(66,586)	(23,334)
(Loss) from discontinued operations of Reflections Interactive Ltd, net of tax provision of $7,559 and $0, respectively.	(3,271)	(280)	(3,125)	(312)

Net (loss)	$(61,703)	$(3,667)	$(69,711)	$(23,646)

Basic and diluted net (loss) per share:
(Loss) from continuing operations	$(4.34)	$(0.25)	$(4.94)	$(1.73)
(Loss) from discontinued operations of Reflections Interactive Ltd, net of tax	(0.24)	(0.02)	(0.23)	(0.02)

Net (loss)	$(4.58)	$(0.27)	$(5.17)	$(1.75)

Basic weighted average shares outstanding	13,477	13,478	13,477	13,478

Diluted weighted average shares outstanding	13,477	13,478	13,477	13,478

ATARI, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31,	March 31,
	2007	2008

ASSETS
Current assets:
Cash	$7,603	$11,087
Accounts receivable, net	6,473	640
Inventories, net	8,843	4,276
Due from related parties	1,799	885
Prepaid expenses and other current assets	10,229	8,188
Assets of discontinued operations	645	—

Total current assets	35,592	25,076
Property and equipment, net	4,217	6,313
Security deposits	1,940	1,373
Other assets	1,070	671

Total assets	$42,819	$33,433

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$11,013	$5,378
Accrued liabilities	13,381	14,472
Royalties payable	4,282	2,825
Due to related parties	5,703	1,197
Credit facility	—	14,000

Total current liabilities	34,379	37,872
Due to related parties — long term	1,912	3,576
Related party license advance	—	5,296
Long-term liabilities	3,434	7,101

Total liabilities	39,725	53,845

Commitments and contingencies

Stockholders’ equity (deficiency):
Preferred stock, $0.01 par value, 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.10 par value, 30,000,000 shares authorized, 13,477,920 and 13,477,920 shares issued and outstanding at March 31, 2007 and March 31, 2008, respectively	1,348	1,348
Additional paid-in capital	760,527	760,712
Accumulated deficit	(761,299)	(784,945)
Accumulated other comprehensive income	2,518	2,473

Total stockholders’ equity (deficiency)	3,094	(20,412)

Total liabilities and stockholders’ equity (deficiency)	$42,819	$33,433

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